Exhibit 10.9

LEASE

THIS Lease (“Lease”), is entered into as of the 14th day of December, 2001, by and between GREEN OAK ASSOCIATES, a Minnesota general partnership (“Landlord”), and MATHSTAR, INC., a Minnesota corporation (“Tenant”).

DEFINITIONS:

“Property” - That certain real property located in the City of Minnetonka, County of Hennepin, State of Minnesota and legally described on Exhibit ”A” attached hereto and made a part hereof (the “Land”), including the Building and all other improvements located thereon.

“Building” - That certain office building containing approximately 60,000 square feet located upon the Land and commonly described as 5900 Green Oak Drive.

“Phase One Premises” – The entire first floor of the Building.

“Phase Two Premises” – One-half of the second floor of the Building, as shown on Exhibit B.

“Phase Three Premises” – One-half of the second floor of the Building as shown on Exhibit B.

“Phase Four Premises” — The entire third floor of the Building.

“Premises” – That portion of the Building that at any given time has been delivered to Tenant pursuant to Article 1.

WITNESSETH:

ARTICLE 1

TERM:

Tenant and Landlord agree that the Premises shall be leased in phases as set forth below (collectively referred to as the “Phases,” individually referred to as a “Phase”).  For and in consideration of the rents, additional rents, terms, provisions and covenants herein contained, Landlord hereby lets, leases and demises to Tenant the right to occupy the Premises commencing on the dates as set forth below:

Phase One Premises: January 15, 2002 (“Phase One Commencement Date”);

Phase Two Premises: August 1, 2002;

Phase Three Premises: February 1, 2003;

Phase Four Premises: May 1, 2003.

The term (the “Initial Term”) of this Lease shall commence on the Phase One Commencement Date and shall expire on the date that is sixty-three and one half (63 1/2) months after the Phase One Commencement Date (the “Expiration Date”).  The Expiration Date shall be subject to adjustment pursuant to the immediately following paragraph.  The Initial Term and any extension thereof are herein collectively sometimes referred to as the “Term” or “Term of this Lease.”

Notwithstanding the foregoing, if Landlord shall be unable to deliver possession of any of the Phases to Tenant on the date contemplated by Article 2, due to the possession or occupancy thereof by the prior tenant or subtenant, or others not lawfully entitled thereto, Landlord shall use good faith efforts to evict such occupant and to deliver possession of the Premises to Tenant as soon as reasonably practicable.  Landlord, using such good faith efforts, shall not in any way be liable for failure to deliver possession of any part of the Premises to Tenant, but, subject to the provision at the end of this sentence, the applicable Phase Commencement Date shall be postponed with respect to the Phase One Premises until the date which is one (1) month after the date on which Landlord tenders possession of the Phase One Premises or with respect to the remaining Phases, the date which is two (2) months after the date which Landlord tenders possession of the applicable portion of the Premises to Tenant and, if necessary, the Term shall be automatically extended so as to include a full sixty-three and one half (63 1/2) months (plus any partial month) following the Phase One Commencement Date; provided, however, if Landlord fails to deliver (a) the Phase One Premises on or before the Phase One Commencement Date; (b) the Phase Two Premises, on or before October 1, 2002; (c) the Phase Three Premises, on or before May 1, 2003; or (d) the Phase Four Premises, on or before November 1, 2003, then in each such event Landlord agrees that Tenant shall receive one day free rent on the square footage of the Phase which is not delivered by the date described above (for example, if the Phase Two Premises are not delivered until October 3, 2002, Tenant will receive two days of free rent on the Phase Two Premises only).  Any delay in delivery of any Phase other than Phase One shall not extend the Term.

The Initial Term is subject to extension as provided in Article 42 hereof.

ARTICLE 2

POSSESSION:

For the purpose of constructing the Tenant Improvements (as defined herein), it is the intention of the parties that Landlord deliver possession of the first floor of the Building approximately one month prior to the Phase One Commencement Date and each other Phase approximately two months prior to the respective Phase Commencement Date.

Landlord shall use its good faith efforts to deliver possession of each Phase to Tenant for the purpose of constructing the Tenant Improvements (as defined herein) and otherwise preparing the Phase for use by Tenant one month prior to the Phase One Commencement Date and two months prior to the other applicable Phase Commencement Date as set forth in Article 1.  The date that possession of each Phase is actually delivered to Tenant is herein referred to as the

“Phase Delivery Date.”  During the applicable one (1) month or two (2) month period beginning with each Phase Delivery Date (the “Phase Early Occupancy Period”) Tenant shall not be required to pay (a) Base Rent for the Phase of the Premises being delivered, or (b) any amount toward Additional Rent for the Phase of the Premises being delivered, including but not limited to insurance and/or operating expenses during the respective Phase Early Occupancy Period, provided, however, that Tenant shall pay for all utilities consumed in the Phase during the Phase Early Occupancy Period.

Landlord shall cooperate with Tenant to transfer direct billing, or otherwise establish Tenant as the responsible billing party for all utilities consumed for each Phase from and after the respective Phase Delivery Date, to the extent possible prior to Tenant’s occupancy of all four Phases of the Premises.  Other than as specifically stated in this Article 2, during each Phase Early Occupancy Period, Tenant shall abide with all other terms and conditions of this Lease, including without limitation, insurance obligations of Tenant.

ARTICLE 3

BASE RENT:

Landlord reserves, and Tenant shall pay Landlord base rental (“Base Rent”) during the Initial Term, payable in advance, in monthly installments as set forth below, commencing on the Phase One Commencement Date and continuing on the first day of each and every month thereafter for the next succeeding months during the balance of the Initial Term.

Months of the Term	Square Footage Schedule	Rent per Square Foot	Monthly Base Rent

01/15/02 - 07/31/02	20,000	$9.00	$15,000.00
08/01/02 - 01/31/03	30,000	$9.00	$22,500.00
02/01/03 - 04/30/03	40,000	$9.00	$30,000.00
05/01/03 - 12/31/03	60,000	$9.00	$45,000.00
01/01/04 – 12/31/04	60,000	$10.00	$50,000.00
01/01/05 –12/31/05	60,000	$11.00	$55,000.00
01/01/06 – 04/30/07	60,000	$12.00	$60,000.00

Notwithstanding the foregoing, no Base Rent shall be due or payable in respect of the first full month of the Initial Term.  This Lease is a net lease in all respects.  Except as otherwise expressly provided in this Lease, the Base Rent shall be absolutely net to Landlord and Landlord shall be under no obligation or liability to furnish or pay for any of the repairs, maintenance, real estate taxes, installments of special assessments, utilities, insurance or for any other expenses which are in any manner incurred with respect to the Premises or the business conducted thereon, all of which shall be the sole obligation and liability of the Tenant.

ARTICLE 4

ADDITIONAL RENT; TAXES AND OPERATING EXPENSES:

Tenant shall pay as Additional Rent Tenant’s proportionate share of “Taxes” with respect to any calendar year which shall be defined as and comprised of: (i) real estate taxes and annual installments of special assessments due and payable against the Property, and the Building; (ii) any taxes levied or assessed, in whole or in part, in lieu of real estate taxes; (iii) any taxes on the stream of rental income (other than income taxes); (iv) all other taxes or any other federal, state or local governmental charges on the Land, the Building or this Lease levied as part of or in lieu of real estate taxes and assessments; and (v) any sales tax or similar tax assessed or payable in connection with services provided by Landlord hereunder.  Tenant shall also pay as Additional Rent any and all Taxes levied or assessed, in whole or in part, based on the value of Tenant’s personal property in the Premises.

Tenant shall also pay, as Additional Rent, its proportionate share of all “Operating Expenses” incurred by Landlord during any calendar year.  Subject to the exclusions and limitation expressly provided below, Operating Expenses shall include Landlord’s costs of maintaining, repairing and operating the Property and Building including, but not limited to:

1.             janitorial and window washing expenses;

2.             expenses related to operating, maintaining, repairing and replacing any part of the Building including landscaping, planters, paving, curbs, sidewalks, roadways, parking facilities (including all parking lots, garages and ramps), drainage facilities, machines, equipment and lighting facilities;

3.             expenses for trash and rubbish removal;

4.             management fees in an amount not to exceed 5% of all other “Operating Expenses”;

5.             insurance (which may include, but not be limited to, hazard, plate glass, boiler and machinery, liability and loss of rent insurance);

6.             security expenses;

7.             costs incurred in renting or purchasing equipment necessary or appropriate for the smooth operation of the Property or Building;

8.             costs of contesting the value of the Property or Building for real estate taxation purposes;

9.             wages, salaries and related expenses of all employees engaged in the management, operation, maintenance or security of the Property or Building (to the extent such employees are directly involved in such management, operation, maintenance or security, as opposed to the management, operation, maintenance or security of other properties) and the costs of a management office servicing the building;

10.           the cost of all supplies and materials used in the operation and maintenance of the Property or Building;

11.           light bulbs and ballasts;

12.           the cost of maintenance and service agreements for the Building and the equipment therein;

13.           accounting and audit costs;

14.           the cost of all utilities, including, without limitation, water, electricity and gas and the cost of heating, lighting, air conditioning and ventilating the Building;

15.           interior and exterior maintenance expenses including expenses related to maintenance and replacement of the roofs, foundations and structural portions of the Building and the electrical, mechanical, plumbing and other systems and facilities serving the Property or Building;

16.           amortization, on a commercially reasonable basis, of (a) capital improvements and expenditures made to: (i) reduce operating costs, (ii) comply with requirements of Landlord’s insurance carrier that are enacted, or first interpreted to apply to the Property or the Building, after the date of this Lease, or (iii) comply with any law, rule, regulation or order of any governmental authority that is enacted, or first interpreted to apply to the Property or the Building, after the date of this Lease, and (b) other costs and expenditures which are appropriately accounted for as capital expenditures.

The amortized cost of capital improvements and expenditures may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the given capital improvement.  Landlord’s records regarding Operating Expenses shall be made available to Tenant, at Landlord’s place of business, during normal business hours upon request of Tenant.  If the Building does not have one hundred percent (100%) occupancy during an entire calendar year, then the variable cost component of “Operating Expenses” (i.e. the component of Operating Expenses that varies depending upon the occupancy level of the Building) shall be equitably adjusted so that the total amount of Operating Expenses equals the total amount which would have been paid or incurred by Landlord had the Building been one hundred percent (100%) occupied for the entire calendar year.  In no event shall Landlord be entitled to receive from Tenant and any other tenants in the Building an aggregate amount in excess of actual Operating Expenses as a result of the foregoing provision.

Tenant shall pay with its monthly installment of Base Rent the amount Landlord reasonably estimates for Tenant’s proportionate share of all Additional Rent items.  When Landlord has determined the actual amounts for each such Additional Rent item, Landlord shall advise Tenant of any additional amounts due from Tenant or any credit due to Tenant.  Within thirty (30) days of Tenant’s receipt of such statement, Tenant shall pay the additional amount due to Landlord, if any.  Tenant shall provide Landlord with written notice of any objection that Tenant may have to any Additional Rent item within one hundred twenty (120) days of the later to occur of (i) the end of the calendar year in which the Additional Rent items are incurred, or (ii) the date upon which Landlord provides Tenant a statement of the actual amount of any Additional Rent item; it being further agreed that in connection with the foregoing, Landlord shall make available to Tenant, at Landlord’s designated office and during normal business hours, Landlord’s books and records maintained with respect to Additional Rent for the applicable calendar year.  In the event of a failure to object within such time period, Tenant shall be deemed to waive any further right to object to such Additional Rent.  Following Landlord’s review and in the event Landlord agrees with Tenant’s objection, any overpayment shall be credited against the next Additional Rent payment due.  If the Term has expired, any overpayment shall be promptly refunded to Tenant and any underpayment shall be promptly paid to Landlord.  Landlord may from time to time adjust the monthly installment of estimated Additional Rent charges to more accurately reflect Landlord’s current estimate of such charges.  Landlord presently calculates Additional Rent based on a calendar year, and Tenant’s obligation for Operating Expenses and Taxes shall be pro rated on a calendar basis if the calendar year includes any period of time not within the Term.  Tenant’s proportionate share shall be based on that portion of the Building that has been delivered to Tenant pursuant to Article 2 hereof.

ARTICLE 5

COVENANT TO PAY RENT:

The covenants of Tenant to pay the Base Rent and the Additional Rent are each independent of any other covenant, condition, provision or agreement contained in this Lease.  All rents are payable to Landlord without deduction, counterclaim or set-off at:

Green Oak Associates

6125 Blue Circle Drive

Minnetonka, Minnesota 55343

Attention: Cyrille E. DeCosse

or such other address as Landlord may from time to time designate in writing.

ARTICLE 6

UTILITIES:

Tenant shall pay for all utilities consumed on the Premises during the Term, including, but not limited to, all charges for sewer usage or rental, garbage, disposal, refuse removal, water, electricity, gas, fuel oil, L.P. gas, telephone and/or other utility services or energy source furnished to the Building and Premises.

ARTICLE 7

CARE AND REPAIR OF THE PREMISES (“PREMISES MAINTENANCE”):

Tenant shall, at all times throughout the Term of this Lease and at its sole expense, keep and maintain the Premises in a clean, safe, sanitary and first class condition and in compliance with all applicable laws, codes, ordinances, rules and regulations.  Tenant’s obligations hereunder regarding the Premises shall include, but not be limited to, the maintenance and repair and replacement, if necessary, of the heating and air conditioning fixtures, equipment, and systems, the electrical system, and all lighting and plumbing fixtures and equipment located within, or exclusively serving, the Premises, fixtures, motors and machinery; all interior walls, partitions, doors and windows, including the regular painting thereof; all exterior entrances, windows, doors and docks and the replacement of all broken glass.  When used in this provision, the term “repairs” shall include replacements or renewals when necessary, and all such repairs made by the Tenant shall be equal in quality and class to the original work.  The Tenant shall keep and maintain all portions of the Premises in a clean and orderly condition, free of accumulation of dirt and rubbish.

If Tenant fails, refuses or neglects to maintain or repair the Premises as required in this Lease after notice shall have been given Tenant in accordance with Articles 17 and 32 of this Lease, Landlord may perform such maintenance and/or make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, fixtures or other property or to Tenant’s business by reason thereof, and upon completion thereof, Tenant shall pay to Landlord all reasonable costs plus 15% for overhead incurred by Landlord in making such repairs upon presentation to Tenant of a bill therefor.

During the term of this Lease, Landlord shall, at Landlord’s initial cost and expense but subject to Article 4 hereof, keep and maintain in good order, condition and repair, the foundation, exterior walls (except glass or other breakable materials used in structural portions), roof, foundation, and structural portions of the Building and the electrical, mechanical, plumbing and other systems and facilities serving the Building and located outside of the Premises.

Notwithstanding any provision herein to the contrary, Tenant and Landlord agree that during any given calendar year, Tenant shall be obligated to pay the first $15,000.00 associated with replacement of all or any portion of the heating, air conditioning and ventilation system and Landlord shall be responsible for the remainder of such replacement costs during such year.  The foregoing provision shall relate only to replacement of portions of the system and not replacement of parts associated with maintenance of the system.

ARTICLE 8

SIGNS:

Tenant shall have the right to erect or cause to be erected any signs, notices or advertisements upon the Premises or affix any such signage thereto which is visible from the exterior of the Building which comply with applicable law and the Opus II Declaration of Industrial Standards and Protective Covenants (“Protective Covenants”) affecting the Premises, a copy of which is attached hereto as Exhibit D.  In no event, however, shall Tenant erect any signs on the roof of the Building or any which by reason of size, weight, location or otherwise, might affect the structural integrity of the Building.  Signs placed on the Premises by Tenant shall be removed by it not later than the expiration of the Term or any sooner termination thereof.  Upon removal of any such signs Tenant shall repair any damage caused by the existence of such signage or its removal.

ARTICLE 9

ALTERATIONS, INSTALLATION, FIXTURES;

INITIAL LANDLORD AND TENANT IMPROVEMENTS:

Following the completion of Tenant’s Work, thereafter, Tenant shall not make any alterations, additions, or improvements in or to the Premises or add, disturb or in any way change any of the Building’s systems, costing in excess of $10,000.00 in each instance without prior notice to Landlord, receipt of all necessary permits and governmental approval and in compliance with the Protective Covenants.  Tenant shall not make any structural alterations, additions or improvements, make any changes to the Building’s systems or make any repair, alteration or replacement to the roof of the Building without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed.  Along with any request for Landlord’s consent Tenant shall furnish to Landlord the proposed plans and specifications, names and addresses of contractors, copies of contracts, necessary permits and licenses for the proposed work, and a performance bond executed by a commercial surety, or other security reasonably satisfactory to Landlord, in an amount equal to at least 125% of the cost of such alterations, changes, additions or improvements.  In the event alterations are required by any governmental agency by reason of the particular use and occupancy of the Premises by Tenant, Tenant shall make such alterations at its own cost and expense subject to Landlord’s obligations pursuant to Article 7.  Alterations or additions by either Landlord or Tenant must be built in compliance with all laws, ordinances and governmental regulations affecting the Premises and each party shall warrant to the other that all such alterations, additions, or improvements performed by either Landlord or Tenant shall be in strict compliance with all relevant laws, ordinances, governmental regulations, and insurance requirements.  The work shall comply with all insurance requirements and all applicable laws, ordinances, rules and regulations and shall be constructed in a good and workman-like manner.  All permanently affixed alterations, installations, physical additions or improvements to the Premises made by Tenant, including, without limitation, the Initial Tenant Improvements (but excluding Tenant’s signage, business equipment, furniture, trade fixtures and other personal property) shall at once become the property of Landlord and surrendered to Landlord upon the termination of this Lease.  Tenant shall be responsible for all costs related to improvements or modifications to the Premises required or necessary to comply with the Americans With Disabilities Act of 1990 (ADA), or similar statutes.

Landlord, by written notice to Tenant given at the time required consent is granted may require Tenant, at Tenant’s sole cost and expense, to remove upon expiration or other termination of this Lease any improvements, additions or installations installed by Tenant in the Building and repair any damage caused by the installation and removal of such improvements, additions, or installations.  The only improvements, additions or installations that Tenant shall remove, or be required to remove, shall be those specified in such notice.  Notwithstanding the foregoing provisions of this paragraph, Landlord may not require Tenant to remove any part of the Initial Tenant Improvements, structural or otherwise, which are made to the Building or to the non-Building portions of the Premises.

Tenant agrees to defend and hold Landlord harmless from any and all claims and liabilities of any kind and description which may arise out of or be connected in any way with alterations, changes, additions or improvements made by Tenant.

Tenant intends to construct certain improvements to the Premises (“Initial Tenant Improvements”), which are generally described in Exhibit C hereto.  Landlord approves construction of the Initial Tenant Improvements substantially in accordance with Exhibit C, subject to Landlord’s approving the final plans and specifications therefor, which approval will not be unreasonably withheld or delayed.  Tenant shall comply with all of the provisions of this Article in constructing the Initial Tenant Improvements.  Landlord shall reimburse Tenant for a portion of the cost of the Initial Tenant Improvements as set forth below in accordance with the provisions of Exhibit C:

Phase	Tenant Improvement Allowance

Phase One Premises	$15.00 per rentable square foot for the Phase One Premises;

Phase Two Premises

Amount equal to the product of $.25 per rentable square foot of Phase Two Premises multiplied by the number of months remaining in the Initial Term of the Lease at the time Tenant takes occupancy of and commences payment of Base Rent related to the Phase Two Premises, minus two months;

Phase Three Premises

Amount equal to the product of $.25 per rentable square foot of Phase Three Premises multiplied by the number of months remaining in the Initial Term of the Lease at the time Tenant takes occupancy of and commences payment of Base Rent related to the Phase Three Premises, minus two months.

Phase Four Premises

Amount equal to the product of $.25 per rentable square foot of Phase Four Premises multiplied by the number of months remaining in the Initial Term of the Lease at the time Tenant takes occupancy of and commences payment of Base Rent related to the Phase Four Premises, minus two months.

Nothing in this Lease shall be construed as consent on the part of Landlord to subject Landlord’s estate in the Premises to any lien or liability arising out of any work performed by Tenant.  Landlord reserves the right to post notices of nonliability in, on and about the Premises in connection with any work performed by Tenant.

ARTICLE 10

PREPAID RENT:

Base Rent and Additional Rent due and payable hereunder shall be paid in advance pursuant to the following schedule:

Rent Due Date:		Payment Due

1.	Upon execution of the Lease:	$390,000.00;

2.	June 1, 2002	$177,500.00;

3.	January 1, 2003	$165,000.00; and

4.	March 1, 2003	$310,000.00;

provided, however, Landlord agrees that it shall not require rent be prepaid as set forth in Items 3 and 4 above, if on the date that each such payment is due Tenant delivers a statement, certified by Tenant’s independent public accounting firm, providing that Tenant has a book value equal to or greater than $5,000,000 and Tenant’s net revenues over the proceeding?? 12 months are equal to or greater than $10,000,000; provided, however, in connection with the third payment due hereunder, if on or before March 1, 2003, Tenant delivers the foregoing statement, Landlord agrees to refund to Tenant the unused portion of the prepaid rent payment made on January 1, 2003.  All prepaid Base Rent and Additional Rent amounts shall be applied to the immediately succeeding month’s rent otherwise due hereunder, and each month thereafter, until applied in full, provided however, in the event of a default hereunder, Landlord may apply the prepaid rent in any manner Landlord chooses.  Notwithstanding any provision herein to the contrary, all prepaid rent shall be deemed earned upon receipt thereof, and except as provided above, in no event shall Landlord be obligated to return any of the foregoing payments.

ARTICLE 11

USE:

The Premises shall be used and occupied by Tenant solely for general office purposes.  Subject to Landlord’s obligations hereunder, Tenant shall comply with all applicable laws, ordinances and governmental regulations affecting the Building and Premises.  The Premises shall not be used in such manner that, in accordance with any requirement of law or of any public authority, Landlord shall be obliged on account of the purpose or manner of said use to make any addition or alteration to or in the Building.  Tenant shall occupy the Premises, conduct its business and control its agents, employees, invitees and visitors in such a way as is lawful, does not result in waste, and will not permit or create any nuisance; and Tenant’s use of the Premises shall conform to the Protective Covenants affecting the Premises.  Landlord shall not permit the storage of any type of equipment, property or materials on the Premises other than those used exclusively by Landlord in exercising it rights or performing its obligations hereunder and shall not allow any obstacles, automobiles, containers or other materials to be placed in the parking lot area of the Premises without the prior written consent of Tenant.

ARTICLE 12

ACCESS TO THE PREMISES:

The Tenant agrees to permit the Landlord and the authorized representatives of the Landlord to enter the Premises at all times during Tenant’s usual business hours, upon reasonable prior notice thereof to Tenant, for the purpose of inspecting the same and making any necessary repairs to the Premises and performing any work therein that may be necessary to comply with any laws, ordinances, rules, regulations or requirements of any public authority or of the Board of Fire Underwriters or any similar body or that the Landlord may deem necessary to prevent waste or deterioration in connection with the Premises.  Nothing herein shall imply any duty upon the part of the Landlord to do any such work which, under any provision of this Lease, the Tenant may be required to perform and the performance thereof by the Landlord shall not constitute a waiver of the Tenant’s default in failing to perform the same.  The Landlord may, during the progress of any work in the Premises, keep and store upon the Premises all necessary materials, tools and equipment and, except in an emergency, shall coordinate all staging, scheduling and access with Tenant prior to entry.  The Landlord shall not in any event be liable for inconvenience, annoyance, disturbance, loss of business, or other damage of the Tenant by reason of making repairs or the performance of any work in the Premises, or on account of bringing materials, supplies and equipment into or through the Premises during the course thereof and the obligations of the Tenant under this Lease shall not thereby be affected in any manner whatsoever; provided, however, that Landlord shall use reasonable efforts to minimize any disturbance or interference with Tenant’s business.

Landlord reserves the right to enter the Premises at any time in the event of an emergency and at reasonable hours upon reasonable prior notice to Tenant to exhibit the Premises to prospective purchasers, lenders and to the display “For Lease” or similar signs on the grounds of the Building and to exhibit the Premises to prospective tenants during the last year of the Term of this Lease, as the same may have been extended, all without hindrance or molestation by Tenant.

ARTICLE 13

EMINENT DOMAIN:

In the event of any eminent domain or condemnation proceeding or private sale in lieu thereof in respect to the Premises during the term thereof, the following provisions shall apply:

a.             If the whole of the Premises shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, then the term of this Lease shall cease and terminate as of the date possession shall be taken in such proceeding and all rentals shall be paid up to that date.

b.             If any part constituting less than the whole of the Premises shall be acquired or condemned as aforesaid, and in the event that such partial taking or condemnation shall materially affect the Premises so as to render the Premises unsuitable for the business of the Tenant, in the reasonable opinion of Tenant, then the term of this

Lease shall cease and terminate as of the date possession shall be taken by the condemning authority and rent shall be paid to the date of such termination.

In the event of a partial taking or condemnation of the Premises which shall not materially affect the Premises so as to render the Premises unsuitable for the business of the Tenant, in the reasonable opinion of the Tenant, this Lease shall continue in full force and effect but with a proportionate abatement of the Base Rent and Additional Rent based on the portion, if any, of the Premises taken.  Landlord reserves the right, at its option, to restore the Building and the Premises to substantially the same condition as they were prior to such condemnation.  In such event, Landlord shall give written notice to Tenant, within thirty (30) days following the date possession shall be taken by the condemning authority, of Landlord’s intention to restore.  Upon Landlord’s notice of election to restore, Landlord shall commence restoration and shall restore the Building and the Premises with reasonable promptness, subject to delays beyond Landlord’s control and delays in the making of condemnation or sale proceeds adjustments by Landlord.  Tenant shall have no right to terminate this Lease except as herein provided.  Upon completion of such restoration, the rent shall be adjusted based upon the portion, if any, of the Premises restored.

c.             In the event of any condemnation or taking as aforesaid, whether whole or partial, the Tenant shall not be entitled to any part of the award paid for such condemnation of the Premises, and Landlord is to receive the full amount of such award; Tenant hereby expressly waiving any right to claim to any part thereof.

d.             Although all damages in the event of any condemnation of the Premises shall belong to the Landlord, whether such damages are awarded as compensation for diminution in value of the leasehold or to the fee of the Premises, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all damage to Tenant’s business by reason of the condemnation and for or on account of any cost or loss to which Tenant might be put in removing Tenant’s merchandise, furniture, fixtures and equipment.  However, Tenant shall have no claim against Landlord or make any claim with the condemning authority for the loss of its leasehold estate, any unexpired term or loss of any possible renewal or extension of said Lease or loss of any possible value of said Lease, any unexpired term renewal or extension of said Lease.

ARTICLE 14

DAMAGE OR DESTRUCTION:

In the event of any damage or destruction too the Premises by fire or other cause during the term hereof, the following provisions shall apply:

a.             If the Building is damaged by fire or any other cause to such extent that the cost of restoration, as reasonably estimated by Landlord, will equal or exceed fifty percent (50%) of the replacement value of the Building (exclusive of foundations) just prior to the occurrence of the damage, then Landlord may, no later than the sixtieth (60th) day following the damage, give Tenant written notice of Landlord’s election to terminate this Lease.

b.             If the Premises are not suitable as a result of said damage for the purposes for which they are demised hereunder or if, in the reasonable opinion of Tenant, restoration cannot be completed within one hundred eighty (180) days following the casualty, then Tenant may, no later than the sixtieth (60th) day following the damage, give Landlord a written notice of election to terminate this Lease.

c.             If during the last year of the Initial Term or Option Term (unless in the case of the Initial Term or first Option Term this Lease has been, or is within twenty (20) days after the date of damage, extended for the next Option Term) the Building shall be destroyed or so damaged by fire or other insured casualty as to render more than fifty percent (50%) thereof untenantable, either Landlord or Tenant may, at its option, by written notice to the other party given within thirty (30) days after such damage or destruction, terminate this Lease effective a date not more than thirty (30) days after the date of such notice.

d.             If the cost of restoration as reasonably estimated by Landlord shall amount to less than fifty percent (50%) of said replacement value of the Building, or if, despite the cost, neither Landlord nor Tenant elects to terminate this Lease, Landlord shall restore the Building and the Premises with reasonable promptness, subject to delays beyond Landlord’s control and delays in the making of insurance adjustments by Landlord.  Landlord shall not be responsible for restoring or repairing leasehold improvements of the Tenant, except to the extent recovered insurance proceeds are sufficient to do so.

e.             In the event any of the elections to terminate are appropriately exercised, this Lease shall be deemed to terminate on the date of the receipt of the notice of election and all rents shall be paid up to that date.  Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease.

f.              In any case where damage to the Building shall materially affect the Premises so as to render them unsuitable in whole or in part for the purposes for which they are demised hereunder, then, unless such destruction was wholly or partially caused by the gross negligence of Tenant, its employees, contractors or licensees, a portion of the Base Rent and Additional Rent based upon the amount of the extent which the Premises is rendered unsuitable shall be abated until repaired or restored.  If the destruction or damage was wholly or partially caused by gross negligence of Tenant as aforesaid and if Landlord shall elect to rebuild, the Base Rent and additional rent shall not abate and the Tenant shall remain liable for the same; provided, however, Tenant shall receive a credit for any proceeds of rent loss insurance actually paid to Landlord, less the reasonable cost and expenses, including, without limitation, reasonable attorneys fees, incurred by Landlord in collecting the same.

g.             Tenant will reimburse Landlord for the portion of any loss which is deductible under Landlord’s policy of casualty insurance (up to the maximum deductible under such policy provided for in this Lease), which amount shall not exceed $5,000, unless such loss is the result of Landlord’s gross negligence or willful acts or omissions.

ARTICLE 15

CASUALTY INSURANCE:

a.             Tenant shall keep all of its machinery, equipment, furniture, fixtures, leasehold improvements and other property under the care, custody, or control of Tenant and business interests which may be located in, upon, or about the Premises insured for the benefit of Tenant in an amount equal to one hundred percent (100%) of the full insurable value thereof on a replacement cost basis against loss or damage by fire and such other risk or risks of a similar or dissimilar nature as are now, or may in the future be, customarily covered under so-called “all risk” fire and extended coverage insurance, including, but without limiting the generality of the foregoing, windstorms, hail, explosions, vandalism, theft, malicious mischief, civil commotion, and such other coverage as Tenant may deem appropriate or necessary.  Tenant agrees that such policy or policies of insurance shall permit releases of liability as provided herein and/or waiver of subrogation clause as to Landlord.

Tenant hereby waives and releases all claims, liabilities and causes of action against Landlord and its agents, servants and employees for loss or damage to, or destruction of, any of the machinery, equipment, furniture, fixtures, leasehold improvements and other property, whether that of Tenant or of others in, upon or about the Premises resulting from fire, explosion or the other perils included in standard extended coverage insurance notwithstanding that such loss, claim, expense or damage may have been caused by the negligence (but not gross negligence or willful acts) of Landlord, its agents or employees, and Tenant agrees to look to the insurance coverage only in the event of such loss.  Landlord hereby waives and releases all claims, liabilities and causes of action against Tenant and its agents, servants and employees for loss or damage to, or destruction of all or a portion of the Premises resulting from fire, explosion or other perils included in standard extended coverage insurance notwithstanding that such loss, claim, expense or damage may have been caused by the negligence (but not gross negligence or willful acts) of Tenant, its agents or employees, and Landlord agrees to look to the insurance coverage only in the event of such loss.

b.             If Tenant installs any electrical equipment that overloads the power lines to the Building or its wiring, Tenant shall, at its own expense, make whatever changes are necessary to comply with the requirements of the insurance underwriter, insurance rating bureau and governmental authorities having jurisdiction.

ARTICLE 16

PUBLIC LIABILITY INSURANCE:

Tenant shall, during the term hereof, keep in full force and effect, at its expense, a policy or policies of public liability insurance with respect to the Premises and the business of Tenant in amounts no less than $2,000,000.00 per occurrence naming the Landlord and any mortgagees designated by Landlord as additional insureds.  The insurance shall include contractual liability coverage specifically insuring Tenant’s indemnity obligations hereunder, shall cover the entire Premises, including sidewalks and parking lot areas within the Premises, and shall be issued by insurance companies licensed to do business in Minnesota with a Best’s Insurance Rating of A+V or better.  The policies shall provide for at least thirty (30) days’ prior written notice to Landlord and any mortgagees named therein, in the event of cancellation or any material change.  Copies or certificates of the policy or policies shall be delivered to Landlord prior to the commencement of the Term and copies or certificates of renewal of the policy or policies shall be delivered to Landlord no later than thirty (30) days prior to the expiration date of the policy or policies then in force.

ARTICLE 17

DEFAULT OF TENANT/LANDLORD:

a.             In the event of any failure of Tenant to pay any rental due hereunder within ten (10) days of when due, or any failure to perform any other terms, conditions or covenants of this Lease to be observed or performed by Tenant for more than thirty (30) days after written notice of such failure shall have been given to Tenant (or such longer period as may be reasonably required if such failure is not reasonably capable of being cured within thirty (30) days so long as Tenant is diligently and in good faith proceeding to cure the same), or any report required to be furnished to Landlord pursuant to the terms of this Lease is false or misleading in any material respect, or if Tenant shall become bankrupt or insolvent or file any debtor proceedings or any person shall take or have against Tenant in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant’s property and such proceeding is not dismissed within sixty (60) days of filing, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement, or if Tenant shall suffer this Lease to be taken under any writ of execution, then in any such event Tenant shall be in default hereunder, and Landlord, in addition to their rights of remedies it may have, shall have the right to reenter the property in accordance with applicable law and remove all persons and property from the Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant, all without being guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby.

b.             Should Landlord elect to re-enter the Demised Premises as herein provided, or should it take possession of the Premises pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time, without terminating this Lease, make such reasonable alterations and repairs as may be required in order to relet the Premises and relet the Premises or any part thereof upon such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its reasonable business discretion may deem advisable.  Upon each such subletting all rentals received by the Landlord from such reletting shall be applied first to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including reasonable brokerage fees and reasonable attorney’s fees and reasonable out-of-pocket costs of such alterations and repairs; third, to the payment of the rent due and unpaid payment of future rent as the same may become due and payable hereunder.  If such rentals received from such reletting during any month is less than that to be paid during that month by Tenant hereunder, Tenant, upon demand, shall pay any such deficiency to Landlord.  No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant, or unless the termination thereof be decreed by a court of competent jurisdiction.  Notwithstanding any such reletting without termination, Landlord may at any time after such re-entry and reletting elect to terminate this Lease for any such breach.  In addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such breach, including the cost of recovering the Premises, reasonable attorney’s fees, and including, upon termination hereof, the present worth at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to rent reserved in this Lease for the remainder of the stated term over the then reasonable rental value of the Premises for the remainder of the stated term, all of which amounts shall be immediately due and payable from Tenant to Landlord.

c.             Landlord may, at its option, instead of exercising any other rights or remedies available to it in this Lease or otherwise by law, statute or equity, spend such money as is reasonably necessary to cure any default of Tenant herein and the amount so spent and costs incurred, including attorney’s fees, in curing such default, shall be paid by Tenant as Additional Rent upon demand.

d.             In the event suit shall be brought for recovery of possession of the Premises, for the recovery of rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of Tenant to be kept or performed and a judgment is entered in favor of Landlord, Tenant shall pay to Landlord all expenses incurred therefor, including reasonable attorney’s fees, together with interest on all such expenses at the rate of twelve percent (12%) per annum from the date incurred to the date paid.

e.             Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises by reason of the violation by Tenant of any of the covenants or conditions of this Lease, or otherwise.  Tenant also waives any demand for possession of the Premises and any demand for payment of rent and any notice of intent to re-enter the Premises, or of intent to terminate this Lease, other than the notices above provided in this Article, and waives any and every other notice or demand prescribed by any applicable statutes or laws.

f.              Should Landlord be in default under its obligations under this Lease, Landlord shall have reasonable and adequate time in which to cure the same after written notice to Landlord by Tenant, provided Landlord, within thirty (30) days after receipt of such notice from Tenant, diligently and in good faith commences, and thereafter continues, to cure such default.

If Landlord defaults in the performance of any of its covenants hereunder beyond any applicable notice and/or cure period, Tenant may, but without obligation, cure the default and bring an action to recover the reasonable costs and related expenses thereof together with interest thereon from the date of advance by Tenant at the rate of twelve percent (12%) per annum; provided, however, in no event shall Tenant have right to deduct or set off the amount thereof against the Base Rent, Additional Rent or any other charges to be paid by Tenant hereunder.

g.             No remedy herein or elsewhere in this Lease or otherwise by law, statute or equity, conferred upon or reserved to Landlord or Tenant shall be exclusive of any other remedy, but shall be cumulative and may be exercised from time to time and as often as the occasion may arise.

ARTICLE 18

COVENANTS TO HOLD HARMLESS:

Tenant shall hold harmless Landlord from any liability for damages resulting from a breach by Tenant of its obligations under this Lease and, except to the extent the liability for damage or loss is caused by the negligence or willful misconduct of Landlord, its agents or employees, from any liability for damages to any person or property in or upon the Premises and the Premises, including the person and the property of Tenant and its employees and all persons in the Building at its or their invitation or sufferance, and from all damages resulting from Tenant’s failure to perform the covenants of this Lease.  All property kept, maintained or stored on the Premises shall be so kept, maintained or stored at the sole risk of Tenant.  Tenant agrees to pay all sums of money in respect of any labor, service, materials, supplies or equipment furnished or alleged to have been furnished to Tenant in or about the Premises, and not furnished on order of Landlord, which may be secured by any Mechanic’s, Materialmen’s or other lien to be discharged at the time performance of any obligation secured thereby matures, provided that Tenant may contest such lien, but if such lien is reduced to final judgment and if such judgment or process thereon is not stayed, or if stayed and said stay expires, then and in each such event, Tenant shall forthwith pay and discharge said judgment.  Landlord shall have the right to post and maintain on the Premises notices of non-responsibility under the laws of the State of Minnesota.

Landlord shall hold Tenant harmless from any liability for damages resulting from a breach by Landlord of its obligations under this Lease, including but not limited to, failure to repair, and for any damage or loss which is caused by the negligence or willful misconduct of Landlord, its agents or employees.

ARTICLE 19

NON-LIABILITY:

Subject to the terms and conditions of this Lease, including Articles 7, 15 and 18 hereof, Landlord shall not be liable for damage to any property of Tenant or of others located on the Premises, nor for the loss of or damage to any property of Tenant or of others by theft or otherwise.  Except to the extent caused by the negligence or willful misconduct of Landlord, its agents or employees, or Landlord’s failure to perform its repair obligations hereunder following notice, Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow, or leaks from any part of the Premises or from the pipes, appliances, or plumbing works, or from the roof, street or subsurface or from any other place or by dampness or by any such damage caused by persons in the Premises, occupants of adjacent property, of the buildings, or the public, or caused by operations in construction of any private, public or quasi-public work.  Landlord shall not be liable for any latent or patent defects in the Premises.  All property of Tenant kept or stored on the Premises shall be so kept or stored at the risk of Tenant only and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carrier.

ARTICLE 20

SUBORDINATION:

This Lease shall be subordinated to any mortgages that may now exist or that may hereafter be placed upon the Premises and to any and all advances made thereunder, and to the interest upon the indebtedness evidenced by such mortgages, and to all renewals, replacements and extensions thereof.  Landlord acknowledges that the Premises are currently subject to a mortgage with Farm Bureau Life Insurance Company of Michigan.  Landlord shall use reasonable efforts to obtain a Subordination, Nondisturbance and Attornment (SNDA) Agreement executed on behalf of Landlord, Tenant and such mortgagee in form and substance reasonably acceptable to Tenant.  In the event of execution by Landlord after the date of this Lease of any such mortgage, renewal, replacement or extension, Tenant agrees to execute a subordination agreement with the holder thereof which agreement shall provide that:

a.             Such holder shall not disturb the possession and other rights of Tenant under this Lease so long as Tenant is not in default hereunder,

b.             In the event of acquisition of title to the Premises by such holder, such holder shall accept the Tenant as Tenant of the Premises under the terms and conditions of this Lease and shall perform all the obligations of Landlord hereunder, and

c.             The Tenant shall recognize such holder as Landlord hereunder.

Tenant shall, within fifteen (15) days following receipt of a written request from Landlord therefor, execute and deliver to Landlord or to any proposed holder of a mortgage or trust deed, or to any proposed purchaser of the Premises, a certificate in recordable form, certifying that this Lease is in full force and effect, and that there are no offsets against rent nor known defenses to Tenant’s performance under this Lease, or setting forth any such offsets or defenses claimed by Tenant as the case may be.

ARTICLE 21

ASSIGNMENT OR SUBLETTING:

Tenant agrees to use and occupy the Premises throughout the entire term hereof for no purpose or purposes other than those herein specified in the manner and to substantially the extent now intended, and, except as otherwise expressly provided in this Article with respect to Affiliates (as defined herein), not to transfer or assign this Lease or sublet said Premises, or any part thereof whether by voluntary act, operation of law, or otherwise, without obtaining the prior written consent of Landlord in each instance.  Tenant shall seek such consent of Landlord by a written request therefor, setting forth such information as Landlord may deem reasonably necessary.  Landlord agrees not to withhold or delay consent unreasonably.  Landlord shall not be deemed to be acting unreasonably if its mortgagee has a right to provide or withhold consent and refuses to consent.  Consent by Landlord to any assignment of this Lease or to any subletting of the Premises shall not be a waiver of Landlord’s rights under this Article as to any subsequent assignment or subletting.  Landlord’s rights to assign this Lease are and shall remain unqualified.  No such assignment or subleasing shall relieve the Tenant from any of Tenant’s obligations in this Lease contained, nor shall any assignment or sublease or other transfer of this Lease be effective unless the assignee, subtenant or transferee, shall at the time of such assignment, sublease or transfer, assume in writing for the benefit of Landlord, its successors or assigns, all of the terms, covenants and conditions of this Lease thereafter to be performed by Tenant and shall agree in writing to be bound thereby.  Should Tenant assign or sublease in accordance with the terms of this Lease to a non-affiliate third party, fifty percent (50%) of the excess of any subrent or assignment consideration received by Tenant over the Base Rent payable by Tenant under this Lease (after Tenant has recouped its costs and expenses of obtaining such subtenant or assignee) shall be forwarded to and retained by Landlord, which increase shall be in addition to the Base Rent and Additional Rent due Landlord under this Lease.

If Tenant is a corporation (other than a corporation whose shares are publicly traded), a limited liability entity, or a partnership, any transfer or series of transfers of the ownership interests of Tenant which results in more than 50% of such interests being held other than as held on the date of this Lease shall be deemed an assignment of this Lease which shall require Landlord’s consent, which consent shall not be unreasonably withheld.

ARTICLE 22

ATTORNMENT:

In the event of a sale or assignment of Landlord’s interest in the Premises or the Building in which the Premises are located, or this Lease, or if the Premises come into custody or possession of a mortgagee or any other party whether because of a mortgage foreclosure, or otherwise, Tenant shall attorn to such assignee or other party and recognize such party as Landlord hereunder; provided, however, Tenant’s peaceable possession will not be disturbed so long as Tenant faithfully performs its obligations under this Lease.  Tenant shall execute, on demand, any attornment agreement required by any such party to be executed, containing such provisions and such other provisions as such party may require.

ARTICLE 23

NOVATION IN THE EVENT OF SALE:

In the event of the sale of the Premises, Landlord shall be and hereby is relieved of all of the covenants and obligations created hereby accruing from and after the date of sale, and such sale shall result automatically in the purchaser assuming and agreeing to carry out all the covenants and obligations of Landlord herein.  Notwithstanding the foregoing provisions of this Article, Landlord, in the event of a sale of the Premises, shall cause to be included in the agreement of sale and purchase a covenant whereby the purchaser of the Premises assumes and agrees to carry out all of the covenants and obligations of Landlord herein.

The Tenant agrees at any time and from time to time upon not less than thirty (30) days prior written request by the Landlord to execute, acknowledge and deliver to the Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect or in full force and effect as modified and stating the modifications; that Landlord is not, to Tenant’s knowledge, in default hereunder or specifically stating any alleged defaults; the amount of the Base Rent and the dates through which the Base Rent and Additional Rent items have been paid; and certifying to such other matters as Landlord may reasonably request.  Landlord and any such other party to whom the certificate is addressed shall have the right to rely on such certificate.

ARTICLE 24

SUCCESSORS AND ASSIGNS:

The terms, covenants and conditions hereof shall be binding upon and inure to the successors and assigns of the parties hereto.

ARTICLE 25

REMOVAL OF FIXTURES:

At the end of the Term and in accordance with Article 29, Tenant will promptly remove at the sole cost and expense of Tenant all fixtures and equipment installed by Tenant simultaneously with vacating the Premises and Tenant will promptly repair any damage caused by such installation or removal at the sole cost and expense of Tenant.

ARTICLE 26

QUIET ENJOYMENT:

Landlord warrants that it has full right to execute and to perform this Lease and to grant the estate demised, and that Landlord shall defend Tenant’s right, upon payment of the rents and other amounts due and the performance of all the terms, conditions, covenant and agreements on Tenant’s part to be observed and performed under this Lease, to peaceably and quietly enjoy the Premises for the uses permitted hereunder, subject, nevertheless, to the terms and conditions of this Lease.

ARTICLE 27

RECORDING:

Upon the request of Landlord or Tenant, the other party shall join in the execution of the Memorandum lease for the purposes of recordation.  Said Memorandum lease shall describe the parties, the Premises and the term of the Lease and shall incorporate this Lease by reference.  The cost of recording shall be borne by the party requesting same.

ARTICLE 28

OVERDUE PAYMENTS:

All monies due under this Lease from Tenant to Landlord shall be due within ten (10) days following receipt of an invoice therefor, except for Base Rent which shall be due on or before the first day of each month in advance without notice and if not paid within five (5) business days of when due on more than one (1) occasions in any twelve (12) month period, shall result in the imposition of a service charge for such subsequent late payment in the same twelve (12) month period in the amount of twelve percent (12%) of the amount due.

ARTICLE 29

SURRENDER:

On the Expiration Date or upon the termination hereof upon a day other than the Expiration Date, Tenant shall peaceably surrender the Premises broom-clean in good order, condition and repair, reasonable wear and tear, fire and other insured casualty and Acts of God excepted.  On or before the Expiration Date or upon termination of this Lease on a day other than the Expiration Date, Tenant shall, at its expense, remove all trade fixtures, personal property and equipment and signs from the Premises and any property not removed shall be deemed to have been abandoned.  Any damage caused in the removal of such items shall be repaired by Tenant, at its expense.  All alterations, additions, improvements and fixtures (other than trade fixtures, computer equipment, personal property and business equipment) which shall have been made or installed by Landlord or Tenant upon the Premises and all floor covering so installed shall remain upon and be surrendered with the Premises as a part thereof, without disturbance, molestation or injury, and without charge, at the expiration or termination of this Lease.  If the Premises is not surrendered on the Expiration Date or the date of termination, Tenant shall indemnify Landlord against loss or liability, claims, without limitation, made by any succeeding Tenant founded on such delay.  Tenant shall promptly surrender all keys for the Premises to Landlord at the place then fixed for payment of rent and shall inform Landlord of combinations of any locks and safes on the Premises.

ARTICLE 30

HOLDING OVER:

In the event of a holding over by Tenant after expiration or termination of this Lease without the consent in writing of Landlord, Tenant shall be deemed a Tenant at sufferance and shall pay rent for such occupancy at the rate of one hundred fifty percent (150%) of the last-current aggregate Base and Additional Rent, prorated for the entire holdover period, plus all attorney’s fees and expenses incurred by Landlord in enforcing its rights hereunder, plus any other damages occasioned by such holding over.  Except as otherwise agreed in writing, any holding over with the written consent of Landlord shall constitute a month-to-month tenancy.

ARTICLE 31

CONSENTS BY LANDLORD:

Whenever a provision is made under this Lease for securing the consent or approval by Landlord or Tenant, such consent or approval shall only be in writing and shall not be unreasonably withheld or delayed.

ARTICLE 32

NOTICES:

All notices to be given in connection with this Lease shall be in writing and delivered personally, sent by facsimile or sent by a nationally recognized overnight courier service or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Tenant:	MathStar, Inc.
5900 Green Oak Drive
Minnetonka, MN 55343
Attn: Bryon Bequette

with a copy to:	Winthrop & Weinstine, P.A.
3000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, MN 55402
Attn: James W. Dierking

If to Landlord:	Green Oak Associates
6125 Blue Circle Drive
Minnetonka, Minnesota 55343
Attention: Cyrille E. DeCosse
Facsimile: 952-933-9089

With a copy to:	Gray, Plant, Mooty, Mooty & Bennett, P.A.
3400 City Center
33 South Sixth Street
Minneapolis, Minnesota 55402
Attention: Laura J. Schoenbauer
Facsimile: 612-333-0066

Notice sent by personal delivery shall be deemed given when received by the parties set forth above or by an authorized agent at the addresses set forth above, as evidenced by signed delivery receipt.  Notices sent by courier shall be deemed to have been given to the party to whom it is sent on the date the same is received or rejected as evidenced by the receipt of a nationally recognized overnight courier showing delivery or attempted delivery for next day service to such party at its then current address for the giving of notices.  Notices sent by facsimile shall be deemed to have been given on the date transmitted and received as evidenced by facsimile confirmation of successful transmission.  Notices sent by mail shall be deemed to have been given to or served upon the party to whom it is addressed on the date the same is received or rejected, as evidenced by return receipt, if sent in the United States registered or certified mail, return receipt requested, postage prepaid, properly addressed in the manner above provided.  Either party hereto may change such party’s address for the service of notice hereunder by written notice of said change to the other party hereto, in the manner above specified.

ARTICLE 33

FINANCIAL STATEMENTS:

Within fifteen (15) days after the receipt of a written request by Landlord, from time to time, Tenant shall deliver to Landlord a complete copy of audited financial statements for Tenant prepared in accordance with generally accepted principles of accounting consistently applied, for its then two (2) most recent fiscal years, including, but not limited to, its balance sheet, statement of income, notes to its financial statements, and the certification of its auditor as to the same.  Landlord shall receive and maintain all such financial statements in strict confidence, provided Landlord shall have the right to deliver such financial statements to prospective buyers and lenders of the Property.

ARTICLE 34

INTENT OF PARTIES:

Subject to the terms of Section 4 hereof, Tenant acknowledges and agrees that Base Rent shall be absolutely net to Landlord so that this Lease shall yield net to Landlord the Base Rent specified in Article III in each year of the term and that except as expressly provided in this Lease, all Real Estate Taxes, insurance premiums, utility charges, maintenance, repair and replacement expenses, all expenses related to compliance with laws, and all other costs, fees, charges, expenses, reimbursements and obligations of every kind and nature whatsoever relating to the Premises which may arise or become due during the term or by reason of events occurring during the term shall be paid or discharged by Tenant as Additional Rent without previous demand therefor and without any right of setoff or deduction whatsoever, as additional rent.

ARTICLE 35

GENERAL:

a.             The Lease does not create the relationship of principal agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between the parties hereto being that of Landlord and Tenant.

No waiver of any default of Tenant or Landlord hereunder shall be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated.  One or more waivers by Landlord or Tenant shall not then be construed as a waiver of a subsequent breach of the same covenant, term or condition.  The consent to or approval by Landlord or Tenant of any act requiring consent or approval shall not waive or render unnecessary Landlord’s or Tenant’s consent to or approval of any subsequent similar act by the other party shall be construed to be both a covenant and a condition.  No action required or permitted to be taken by or on behalf of Landlord under the terms or provisions of this Lease shall be deemed to constitute an eviction or disturbance of Tenant’s possession of the Premises.  All preliminary negotiations are merged into and incorporated in this Lease.  The laws of the State of Minnesota shall govern the validity, performance and enforcement of this Lease.

b.             This Lease and the Exhibits attached hereto and forming a part hereof, constitute the entire agreement between Landlord and Tenant affecting the Premises.  Any other agreements, subsequent alterations, amendments, changes or additions to this Lease shall be binding upon Landlord and Tenant only when reduced to writing and executed by the parties.

c.             If any agreement, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such agreement, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each agreement, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

d.             Time is of the essence of this Lease and in the performance of all of the agreements contained herein.

e.             This Lease shall be governed by and construed in accordance with the laws of the State of Minnesota.

f.              The headings contained herein are for convenience only, and are not a part of this Lease.

g.             The parties agree that the provisions of this Lease have been negotiated between them and that no provision hereof shall be construed against either Landlord or Tenant as a result of its having drafted it.

ARTICLE 36

COMPLIANCE WITH LAWS,

HAZARDOUS MATERIAL:

a.             Tenant covenants through the Lease Term, at Tenant’s sole cost and expense, promptly to comply with all laws and ordinances and the orders, rules and regulations and requirements of all federal, state and municipal governments and appropriate departments, commission, boards, and officers thereof, and the orders, rules and regulations of the Board of Fire Underwriters where the Premises are situated, or any other body now or hereafter having jurisdiction over the Premises, whether or not the same require structural repairs or alterations, which may be applicable to the materials introduced into the Premises by Tenant, or arising out of Tenant’s use or manner of use of the Premises.  Tenant will likewise observe and comply with the requirements of all policies of public liability, fire and all other policies of insurance at any time in force with respect to the building and improvements on the Premises and the equipment thereof.

b.             In the event any Hazardous Material (as hereinafter defined) is brought or caused to be brought into or onto, the Building or the Premises by Tenant, Tenant shall handle any such material in compliance with all applicable federal, state and/or local regulations.  For purposes of this Article, “Hazardous Material” means and includes any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act, any so-called “Superfund” or “Superlien” law, or any federal, state or local statute, law, ordinance, code, rule, regulation, order decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or materials, as now or at any time hereafter in effect.  Tenant shall submit to Landlord on an annual basis copies of its approved hazardous materials communication plan, OSHA monitoring plan, and permits required by the Resource Recovery and

Conservation Act of 1976, if Tenant is required to prepare, file or obtain any such plans or permits.  Tenant will indemnify and hold harmless Landlord from any losses, liabilities, damages, costs or expenses (including reasonable attorneys’ fees) which Landlord may suffer or incur as a result of Tenant’s introduction into or onto the Building or Premises of any Hazardous Material.  This Article shall survive the expiration or sooner termination of this Lease.

c.             Landlord represents that to its actual knowledge without having made any investigation, that no asbestos or other Hazardous Materials are unlawfully located on the Premises as of the date hereof.  Landlord will indemnify and hold harmless Tenant from any losses, liabilities, damages, costs or expenses (including reasonable attorneys’ fees) which Tenant may suffer or incur as a result of the presence as of the date hereof of any Hazardous Materials in the Building or the Premises, in violation of current laws.

d.             This Article shall survive the expiration or sooner termination of this Lease.

ARTICLE 37

CAPTIONS:

The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent or any provision thereof.

ARTICLE 38

ATTACHMENTS:

See Exhibits A - D which are attached hereto and made a part hereof.

Exhibit	Description

Exhibit A	Legal Description
Exhibit B	Description of Phase Two Premises and Phase Three Premises
Exhibit C	Description of Initial Tenant Improvements
Exhibit D	Protective Covenants

ARTICLE 39

SUBMISSION:

Submission of this instrument to Tenant or proposed Tenant or his agents or attorneys for examination, review, consideration or signature does not constitute or imply an offer to lease reservation of space, or option to lease, and this instrument shall have no binding legal effect until execution hereof by both Landlord/Owner and Tenant or its agents.

ARTICLE 40

REPRESENTATION:

It is agreed that United Properties and Dan Wicker (“collectively “Landlord’s Broker”) are representing Landlord in connection with this Lease, and Welsh Companies and Bill Ritter (collectively “Tenant’s Broker”) are representing Tenant in connection with this Lease.  Landlord shall pay any fee or commission due Landlord’s Broker pursuant to a separate agreement between them.  Landlord also will pay a commission of $3.00 per square foot to Tenant’s Broker, due and payable as follows:

$30,000.00	Upon execution of the Lease

$30,000.00	On the Commencement Date for the Phase One Premises and payment of rent for said Premises

$30,000.00	On the Commencement Date for the Phase Two Premises and payment of rent for said Premises

$30,000.00	On the Commencement Date for the Phase Three Premises and payment of rent for said Premises

$60,000.00	On the Commencement Date for the Phase Four Premises by Tenant and payment of rent for said Premises

Landlord agrees that upon occupancy of the Phase One Premises by Tenant, Landlord agrees to deposit the remaining commission due hereunder to Tenant’s Broker into an escrow account, which amount shall be paid to Tenant’s Broker as provided above.

Landlord agrees to indemnify Tenant against and hold it harmless from, all liabilities arising from any claim for a fee or commission by Landlord’s Broker, Tenant’s Broker, or any other agent or broker (including, without limitation, court costs and reasonable counsel fees in connection therewith) arising out of Landlord’s acts.  Tenant agrees to indemnify Landlord against and hold it harmless from, all liabilities arising from any claim for a fee or commission by Tenant’s Broker (other than with respect to the amount payable by Landlord as provided in the immediately preceding paragraph) or any other agent or broker (including, without limitation, court costs and reasonable counsel fees in connection therewith) arising out of Tenant’s acts.

ARTICLE 41

CONDITION OF PREMISES:

Tenant acknowledges that it has made all inspections of and investigations with respect to the Premises as it desires and except for Landlord’s obligations hereunder, is leasing the Premises in their “as is” condition “with all faults” on the date hereof, without any representation or warranty by or on behalf of Landlord as to the condition of the Premises or their fitness for any particular use.

ARTICLE 42

EXTENSION OPTIONS:

Tenant shall have the right to extend the term of this Lease for two (2) additional terms of three (3) years each (each such 3-year period, an “Option Term”) by giving written notice of such extension to Landlord not more than two (2) years nor less than nine (9) months days prior to the expiration of the Initial Term or the first Option Term, as applicable, of this Lease, time being of the essence hereof; provided that, at the date of expiration of the Initial Term this Lease shall be in full force and effect and no material or monetary default by Tenant shall exist after expiration of the applicable cure period following notice.  If Tenant shall give notice to Landlord of its election to extend the term of this Lease for an Option Term but a material or monetary default (after written notice and expiration of applicable cure period) shall exist on the date of the expiration of the Initial Term or the first Option Term, as applicable, Landlord, at its option, may extend the term of this Lease for the applicable Option Term.  The Lease for each Option Term shall be on the same terms, covenants and conditions contained in this Lease except that the Base Rent for each Option Term shall be equal to the Market Rent for the Premises determined as of the commencement of the applicable Option Term.

Within thirty (30) days after receipt by Landlord of Tenant’s notice exercising Tenant’s right to extend the term of this Lease for the Option Term, as provided above, Landlord shall give Tenant notice of Landlord’s determination of the Market Rent (as herein defined) for the Premises.  If Tenant disagrees with Landlord’s determination of the Market Rent for the Premises, Tenant shall give notice to Landlord within thirty (30) days after the date of Landlord’s notice, time being of the essence.  Upon receipt of such notice, Landlord and Tenant shall for a period of thirty (30) days or such longer period on which Landlord and Tenant may agree (the “Negotiation Period”) negotiate in good faith in an attempt to reach agreement upon the Market Rent for the Premises.  If at the end of the Negotiation Period, Landlord and Tenant are unable to agree upon the Market Rent for the Premises, then the Market Rent for the applicable Option Term shall be determined by appraisal, made by a Board consisting of three reputable real estate appraisers, each of whom shall be a Member of the American Institute of Real Estate Appraisers with the designation of “MAI,” shall be experienced in the appraisal of commercial real estate in Hennepin County, Minnesota, and shall have no Disqualifying Interest (as defined herein).  One appraiser shall be appointed by Landlord or its representative and one appraiser shall be appointed by Tenant or its representative.  The third appraiser shall be appointed by the first two appraisers.  If the first two appraisers are unable to agree on a third appraiser within thirty (30) days after the appointment of the second appraiser, or if either party refuses or neglects to appoint an appraiser as herein provided within twenty (20) days after the appointment of the first appraiser, then such third appraiser or such second appraiser whose appointment was not made as aforesaid shall be appointed by the then President of the Minnesota chapter of the American Institute of Real Estate Appraisers or such successor body hereafter constituted exercising similar functions, unless such President shall have a direct or indirect financial or other business interest in or in common with any of the parties hereto (a “Disqualifying Interest”), in which case the third appraiser or such other appraiser whose appointment was not made as aforesaid shall be appointed by the then next highest ranking officer of the Minnesota chapter of the American Institute of Real Estate Appraisers or such successor body who shall not have a disqualifying interest.  If the Market Rent determination of at least two of the appraisers shall be identical in amount, that amount shall be final and binding on both Landlord and Tenant.  If the determinations of all three appraisers shall be different, the Market Rent shall be the average of the two determinations which are closest to each other.

If the Market Rent for the Leased Premises for the Option Term has not been agreed to by Landlord and Tenant or determined by the Board as hereinabove provided by the expiration of the Initial Term or immediately prior Option Term, as applicable, pending resolution of such dispute, Annual Base Rent during the period the dispute remains unresolved shall be payable as set forth in Landlord’s notice.  Within fourteen (14) days after resolution of such dispute, the amounts paid by Tenant shall be adjusted by payment to the appropriate party such that all amounts paid equal amounts properly due as determined by the Board.  Landlord and Tenant shall each act promptly and diligently in causing determinations to be made under this Article.  Landlord and Tenant shall share equally the costs and expenses of the Board.  For purposes of this Lease the term “Market Rent” means the annual amount of rent determined as of the commencement of the Option Term, exclusive of operating costs and other items of additional rent, that a willing tenant would pay and a willing landlord would accept in “as is - where is” condition, assuming a lease containing the same terms and conditions as those contained in this Lease, taking into account that Landlord will not be providing any leasehold improvements or paying any leasing commissions and that Tenant will not be paying any leasing commissions or incurring any relocation expenses.  The rights of Tenant under this Article shall not be severed from this Lease or separately sold, assigned or otherwise transferred, and shall expire not later than the expiration or earlier termination of this Lease.

If Tenant exercises the Option Term, Landlord agrees to pay a tenant improvement allowance to Tenant for improvements to the Premises in the amount equal to $15.00 per rentable square foot of the Premises minus the amount of the tenant improvement allowance previously paid to Tenant under Article 9 hereof.  Such tenant improvement allowance shall be paid pursuant to Exhibit C attached hereto and incorporated herein.

ARTICLE 43

CONTINGENCY:

This lease is contingent on Landlord obtaining the termination, effective a date no later than December 20, 2001, and otherwise on terms and conditions acceptable to Landlord in its sole discretion, of the existing lease (“Existing Lease”) covering the Premises between it and Creative Publishing International, Inc. (“CPI”) and the existing subleases (“Existing Subleases”) between CPI and Lightning Rod Software (“LRS”) and LRS and Dialogic, Inc.  If termination of either the Existing Lease or the Existing Subleases has not been obtained on or before such date, this Lease shall terminate and neither Landlord nor Tenant shall have further rights or obligations hereunder.

IN WITNESS WHEREOF, the Landlord and the Tenant have caused these presents to be executed in form and manner sufficient to bind them at law, as of the day and year first above written.

Tenant:			Landlord:

MATHSTAR, INC.,			GREEN OAK ASSOCIATES,
a Minnesota corporation			a Minnesota general partnership

By:	/s/Bryon Bequette		By:	/s/ Cyrill DeCosse
	Its:	Chief Financial Officer		Its: General Partner

EXHIBIT A

Legal Description

Hennepin County, Minnesota:

That part of Lot 3, Block 14, Opus 2 Fourth Addition, according to the recorded plat thereof, lying Northerly of the following described line: Beginning at a point on that particular West line of said Lot 3 having a record dimension of 755.05 feet, distant 725.05 feet Southerly from the Northwest corner of said Lot 3; thence Easterly, parallel with the North line of said Lot 3, a distance of 460.46 feet to the Easterly line of said Lot 3 and there terminating; EXCEPT the South 0.48 feet of the above described property.

A-1

EXHIBIT B

Description of Phase Two Premises and Phase Three Premises

Second Floor, 5900 Green Oak Drive, Minnetonka, MN [Floor Plan]

B-1

EXHIBIT C

WORK AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of the       day of December, 2001, between Green Oak Associates, a Minnesota general partnership (“Landlord”), and Mathstar, Inc., a Minnesota corporation (“Tenant”).  The parties hereby acknowledge that they are parties to that certain Lease Agreement dated December     , 2001 (the “Lease”).

1.             The Work.  Under the Lease, Tenant has agreed to accept the Premises “as is,” without any obligations for the performance of improvements or other work by Landlord, and Tenant desires to perform certain improvements thereto (the “Work”).  Such Work shall be in accordance with the provisions of this Agreement, and to the extent not expressly inconsistent herewith, in accordance with the provisions of the Lease.  Performance of the Work shall not serve to abate or extend the time for the commencement of Rent under the Lease.

2.             Cost of the Work.  Except as provided hereinafter, Tenant shall pay all costs (the “Costs of the Work”) associated with the Work whatsoever, including without limitation, all permits, inspection fees, fees of space planners, architects, engineers, contractors and other consultants, utility connections, the cost of all labor and materials, bonds, insurance, and any structural or mechanical work, additional HVAC equipment or sprinkler heads, or modifications to any building mechanical, electrical, plumbing or other systems and equipment or relocation of any existing sprinkler heads, either within or outside the Premises required as a result of the layout, design, or construction of the Work.

Of the Costs of the Work, Landlord shall reimburse Tenant the amount set forth in the Lease (the “Improvement Allowance”).  The Improvement Allowance shall be funded by Landlord within thirty (30) days after the Work has been completed in accordance with the “Space Plan” and “Working Drawings” approved by Landlord in writing in accordance with the provisions hereof, and Tenant has submitted all invoices, lien waivers, affidavits of payment, and such other evidence as Landlord may reasonably require showing that the cost of the Work has been paid for and that no mechanic’s, materialmen’s or other such liens have been or may be filed against the Property or the Premises.

Notwithstanding the foregoing, during construction of improvements on the Phase One Premises and the Phase Two Premises, of the Cost of the Work, Landlord agrees to pay the Improvement Allowance directly to the contractor after the Work has been completed in accordance with the “Space Plan” and “Working Drawings” approved by Landlord in writing in accordance with the provisions hereof, and Tenant has submitted all invoices, lien waivers for any Costs of Work in excess of Improvement Allowance, affidavits of payment for any Costs of Work in excess of Improvement Allowance, and other evidence as Landlord may reasonably require showing that the Cost of the Work has been paid for and that no mechanic’s, materialmen’s or other liens have been or may be filed against the Property or the Premises.

3.             Space Plan and Specifications.

A.            No later than ninety (90) days prior to the commencement date for each phase, Tenant shall submit two (2) sets of a “Space Plan” (as described in Section 16 of this Agreement) to Landlord for approval.

B.            Landlord shall, within ten (10) days after receipt thereof, either approve said Space Plan, or disapprove the same advising Tenant in writing of the reasons for such disapproval.  In the event Landlord disapproves said Space Plan, Tenant shall modify the same, taking into account the reasons given by Landlord for said disapproval, and shall submit two sets of the revised Space Plan to Landlord within ten (10) days after receipt of Landlord’s initial disapproval.

4.             Working Drawings.

A.            No later than ten (10) days after receipt of Landlord’s approval of the Space Plan, Tenant shall submit to Landlord for approval two (2) sets of “Working Drawings” (as defined in Section 16 of this Agreement).

B.            Landlord shall, within ten (10) working days after receipt thereof, either approve the Working Drawings or disapprove the same, advising Tenant of the reasons for disapproval.  If Landlord disapproves of the Working Drawings, Tenant shall modify and submit revised Working Drawings, taking into account the reasons given by Landlord for disapproval, within five (5) days after receipt of Landlord’s initial disapproval.

5.             Landlord’s Approval.  Landlord shall not unreasonably withhold approval of any Space Plans or Working Drawings submitted hereunder (or changes thereto pursuant to Section 7 below) if they provide for a customary office layout, with finishes and materials generally conforming to building standard finishes and materials currently being used by Landlord at the Property, are compatible with the Property’s shell and core construction, and if no modifications will be required for the Property electrical, heating, air-conditioning, ventilation, plumbing, fire protection, life safety, or other systems or equipment, and will not require any structural modifications to the Property, whether required by heavy loads or otherwise.

6.             Space Planners, Architects, Engineers.  The Space Plan, Working Drawings, and the Work shall be prepared and performed by Jafvert Mueller Architects, Inc. (for the Work to the Phase One Premises).  Landlord shall have the right to approve any space planners, architects, or engineers which Tenant hires in connection with any Work to the Phase Two Premises, Phase Three Premises, and Phase Four Premises, which consent shall not be unreasonably withheld.

7.             Change Orders.  No material changes, modifications, alterations or additions to the approved Space Plan or Working Drawings may be made without the prior written consent of the Landlord after the written request therefor by Tenant.  In the event that the Premises are not constructed in accordance with said approved Space Plan and Working Drawings, then Tenant shall not be permitted to occupy the Premises until the Premises reasonably comply in all respects with said approved Space Plan and Working Drawings; in such case, the Rent shall nevertheless commence to accrue and be payable as otherwise provided in the Amendment.

8.             Compliance.  Tenant’s Work shall comply in all respects with the following: (a) the Building Code of the City and State in which the Building is located and State, County, City or other laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other such person, (b) applicable standards of the National Board of Fire Underwriters and National Electrical Code, and (c) building material manufacturer’s specifications.

9.             Guarantees.  Each contractor, subcontractor and supplier participating in Tenant’s Work shall guarantee that the portion thereof for which he is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.  Every such contractor, subcontractor and supplier shall be responsible for the replacement or repair, without any additional charge, of all work done or furnished in accordance with its contract which shall become defective within one (1) year after completion thereof.  The correction of such work shall include, without additional charge, all additional expenses and damages in connection with such removal or replacement of all or any part of Tenant’s Work and/or the Property and/or common areas, or work which may be damaged or disturbed thereby.  All such warranties or guarantees as to materials or workmanship of or with respect to Tenant’s Work shall be contained in the contract or subcontract which shall be written such that said warranties or guarantees shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.  Tenant covenants to give Landlord any assignment or other assurances necessary to effect such right of direct enforcement.  Copies of all contracts and subcontracts shall be furnished to Landlord promptly after the same are entered.

10.           Performance.

A.            Tenant’s Work shall be commenced after Landlord approves the Working Drawings, and shall thereafter be diligently prosecuted to completion, subject to delays for reasons beyond Tenant’s control (except financial matters).  All Work shall conform with the Working Drawings approved by Landlord in writing, and Landlord may periodically inspect the Work for such compliance.  Tenant’s Work shall be coordinated under Landlord’s direction with the work being done or to be performed for or by other tenants in the Property so that Tenant’s Work will not interfere with or delay the completion of any other construction work in the Property.

B.            Tenant’s Work shall be performed in a thoroughly safe, first-class and workmanlike manner in conformity with the approved Space Plan and Working Drawings, and shall be in good and usable condition at the date of completion.

C.            Tenant shall be required to obtain and pay for all necessary permits and/or fees with respect to Tenant’s Work, and the same shall be shown to Landlord prior to commencement of the Work.

D.            Each contractor and subcontractor shall be required to obtain prior written approval from Landlord for any space outside Tenant’s Premises within the Property, which such contractor or subcontractor desires to use for storage, handling, and moving of his materials and equipment, as well as for the location of any facilities for his personnel.

E.             The contractors and subcontractors shall be required to remove from the Premises and dispose of, at least once a week and more frequently as Landlord may direct, all debris and rubbish caused by or resulting from the construction.  Upon completion of Tenant’s Work, the contractors and subcontractors shall remove all surplus materials, debris and rubbish of whatever kind remaining within the Property which has been brought in or created by the contractors and subcontractors in the performance of Tenant’s Work.  If any contractor or subcontractor shall neglect, refuse or fail to remove any such debris, rubbish, surplus material or temporary structures within two (2) days after notice to Tenant from Landlord with respect thereto, Landlord may cause the same to be removed by contract or otherwise as Landlord may determine expedient, and charge the cost thereof to Tenant as additional Rent under the Lease.

F.             Tenant shall obtain and furnish Landlord all approvals with respect to electrical, water and telephone work as may be required by the respective company supplying the service.  Tenant shall obtain utility service, including meter, from the utility company supplying service, unless Landlord elects to supply service and/or meters.

G.            Landlord’s acceptance of Tenant’s Work as being complete in accordance with the approved Space Plan and Working Drawings shall be subject to Landlord’s inspection and written approval.

H.            Tenant shall, at its cost and expense construct, purchase, install and perform any and all items of Tenant’s Work, stock its merchandise and employ its personnel so as to obtain any governmentally required certificate of occupancy and to occupy the Premises as soon as possible, and in all cases on or before the date required therefor hereunder or under the Amendment.

I.              If an expansion joint occurs within the Premises, Tenant shall install finish floor covering to or covering such joint in a workmanlike manner, and Landlord shall not accept responsibility for any finish floor covering applied to or installed over the expansion joint.

J.             Copies of “as built” drawings shall be provided to Landlord no later than thirty (30) days after completion of the Work, provided that such drawings are actually obtained by Tenant.

K.            Landlord’s approval of Tenant’s plans and specifications, and Landlord’s recommendations or approvals concerning contractors, subcontractors, space planners, engineers or architects, shall not be deemed a warranty as to the quality or adequacy of the Work, or the design thereof, or of its compliance with Laws, codes and other legal requirements.

L.             Tenant shall conduct its labor relations and relations with employees so as to avoid strikes, picketing and boycotts of, on or about the Premises or Property.  If any employees strike, or if picket lines or boycotts or other visible activities objectionable to Landlord are established, conducted, or carried out against Tenant, its employees, agents, contractors, subcontractors or suppliers, in or about the Premises or Property, Tenant shall immediately close the Premises and remove or cause to be removed all such employees, agents, contractors, subcontractors and suppliers until the dispute has been settled.

M.           Landlord shall not be responsible for any disturbance or deficiency created in the air conditioning or other mechanical, electrical or structural facilities within the Property or Premises as a result of the Work.  If such disturbances or deficiencies result, Tenant shall correct the same and restore the services to Landlord’s reasonable satisfaction, within a reasonable time.

N.            If performance of the Work shall require that additional services or facilities (including without limitation, extra or after-hours elevator usage or cleaning services) be provided, Tenant shall pay Landlord’s reasonable charges therefor.

O.            Tenant’s contractors shall comply with the rules of the Property and Landlord’s requirements respecting the hours of availability of elevators and manner of handling materials, equipment and debris.  Demolition must be performed after 6:00 p.m. on weekends.  Deliver of materials, equipment and removal of debris must be arranged to avoid any inconvenience or annoyance to other occupants.  The Work and all cleaning in the Premises must be controlled to prevent dirt, dust or other matter from infiltrating into adjacent tenant or mechanical areas.

P.             Landlord may impose reasonable additional requirements from time to time in order to ensure that the Work, and the construction thereof does not disturb or interfere with any other tenants of the Property, or their visitors, contractors or agents, not interfere with the efficient, safe and secure operation of the Property.

11.           Insurance.  All contractors and subcontractors shall carry Worker’s Compensation Insurance covering all of their respective employees in the statutory amounts.  Employer’s Liability Insurance in the amount of at least $500,000 per occurrence, and comprehensive general liability insurance of at least $3,000,000 combined single limit for bodily injury, death, or property damage; and the policies therefor shall cover Landlord and Tenant as additional insureds, as well as the contractor or subcontractor.  Tenant shall carry builder’s risk insurance coverage respecting the construction and improvements to be made by Tenant, in the amount of the anticipated cost of construction of the Work (or any guaranteed maximum price).  All insurance carriers hereunder shall be rated at least A and X in Best’s Insurance Guide.  Certificates for all such insurance shall be delivered to Landlord before the construction is commenced or contractors’ equipment is moved onto the Property.  All policies of insurance must require that the carrier give Landlord twenty (20) days’ advance written notice of any cancellation or reduction in the amounts of insurance.  In the event that during the course of Tenant’s Work any damage shall occur to the construction and improvements being made by Tenant, then Tenant shall repair the same at Tenant’s cost.

12.           Liens.  Tenant shall keep the Property and the Premises free from any mechanic’s, materialmen’s or similar liens or other such encumbrances in connection with the Work, and shall indemnify and hold Landlord harmless from and against any claims, liabilities, judgments, or costs (including attorneys’ fees) arising in connection therewith.  Tenant shall give Landlord notice of at least twenty (20) days prior to the commencement of the Work (or such additional time as may be necessary under applicable laws), to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility.  Tenant shall remove any such lien or encumbrance by bond or otherwise within thirty (30) days after written notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.  The amount paid shall be deemed additional rent under the Lease payable upon demand, without limitation as to other remedies available to Landlord under the Lease.  Nothing contained herein shall authorize Tenant to do any act which shall subject Landlord’s title to the Property or the Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract.  Any claim to a lien or encumbrance upon the Property or the Premises arising in connection with the Work shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Property and the Premises.

13.           Indemnity.  Tenant shall indemnify, defend and hold harmless Landlord (and Landlord’s principals, partners, agents, trustees, beneficiaries, offices, employees and affiliates) from and against any claims, demands, losses, damages, injuries, liabilities, expenses, judgments, liens, encumbrances, orders and awards, together with attorneys’ fees and litigation expenses arising out of or in connection with the Work, or Tenant’s failure to comply with the provisions hereof or any failure by Tenant’s contractors, subcontractors or their employees to comply with the provisions hereof, except to the extent caused by Landlord’s intentional or negligent acts.

14.           Certain Definitions.

A.            “Space Plan” herein means a preliminary floor plan, drawn to scale, showing: (1) demising walls, corridor doors, interior partition walls and interior doors, including any special walls, glass partitions or special corridor doors, (2) any restrooms, kitchens, computer rooms, file rooms and other special purpose rooms, and any sinks or other plumbing facilities, or other special facilities or equipment, (3) any communications system, indicating telephone and computer outlet locations, and (4) any other details or features required to reasonably delineate the Work to be performed.

B.            “Working Drawings” herein means fully dimensioned architectural construction drawings and specifications, and any required engineering drawings (including mechanical, electrical, plumbing, air-conditioning, ventilation and heating), and shall include any applicable items described above for the Space Plan, and if applicable: (1) electrical outlet locations, circuits and anticipated usage therefor, (2) reflected ceiling plan, including lighting, switching and any special ceiling specifications, (3) duct locations for heating, ventilating and air-conditioning equipment, (4) details of all millwork, (5) dimensions of all equipment and cabinets to be built in, (6) furniture plan showing details of space occupancy, (7) keying schedule, (8) lighting arrangement, (9) location of print machines, equipment in lunch rooms, concentrated file and library loadings and any other equipment or systems (with brand names wherever possible) which require special consideration relative to air-conditioning, ventilation, electrical, plumbing, structural, fire protection, life—fire-safety system, or mechanical systems, (10) special heating, ventilating and air conditioning equipment and requirements, (11) weight and location of heavy equipment, and anticipated loads for special usage rooms, (12) demolition plan, (13) partition construction plan, (14) type and color of floor and wall coverings, wall paint and any other finishes, and any other details or features required to completely delineate the Work to be performed.

15.           Incorporated Into Lease; Default.  THE PARTIES AGREE THAT THE PROVISIONS OF THIS AGREEMENT ARE HEREBY INCORPORATED BY THIS

REFERENCE INTO THE AMENDMENT FULLY AS THOUGH SET FORTH THEREIN.  In the event of any express inconsistencies between the Lease and this Agreement, the latter shall govern and control.  If Tenant shall default under this Agreement, Landlord may order that all Work being performed in the Premises be stopped immediately, and that no further deliveries to the Premises be made, until such default is cured, without limitation as to Landlord’s other remedies.  Any amounts payable by Tenant to Landlord hereunder shall be paid as additional rent under the Lease.  Any default by the other party hereunder shall constitute a default under the Lease and shall be subject to the remedies and other provisions applicable thereto under the Lease.  If Tenant shall default under the Lease or this Agreement and fail to cure the same within the time permitted for cure under the Lease, at Landlord’s option, all amounts paid or incurred by Landlord towards the Improvement Allowance shall become immediately due and payable as additional rent under the Lease.

[Preliminary Floor Plan]

EXHIBIT D

DECLARATION

OF

INDUSTRIAL STANDARDS

AND PROTECTIVE COVENANTS

THIS DECLARATION, Made this 8th day of April, 1982, by RAUENHORST CORPORATION, a Minnesota corporation, with its principal place of business at 2200 Northwestern Financial Center, 7900 Xerxes Avenue South, Minneapolis, Minnesota 55431 (hereinafter called “Declarer”).

WHEREAS, Declarer is the owner of the premises lying and being in the County of Hennepin, State of Minnesota, described on Exhibit ”A,” attached hereto and incorporated herein by reference (“Premises”), and is the owner of other property located in the recorded plat of Opus 2 Fourth Addition (“Other Property”).

WHEREAS, Declarer is desirous of subjecting said Premises to the conditions, covenants, restrictions and reservations hereinafter set forth to insure development, improvement and use of the Premises acceptance to Declarer so as to:

(a)           Protect Declarer’s Other Property from unacceptable development, improvement and use.

(b)           Guard against erection thereon of structures built of materials unacceptable to Declarer or which are unattractive to Declarer in appearance or design.

(c)           Insure development of the Premises in a form adequate and reasonable to Declarer.

(d)           Provide adequate off-street parking space and loading facilities, sign controls and setbacks; and, in general, to provide a development that will promote the general welfare of the Other Property.

(Paragraphs (a), (b), (c) and (d), above, are sometimes hereinafter collectively called “Criteria Standards.”)

NOW, THEREFORE, Declarer hereby declares that the Premises shall be developed in accordance with the following standards and guidelines and in line with the aforementioned Criteria Standards, and shall apply to and bind each and every owner and successor in interest thereof, and are imposed upon the Premises as a servitude in favor of Declarer only for the benefit of Declarer and such assignee of the Declarer as shall be given the right to enforce the provisions hereof by written instrument recorded in the Office of the Registrar of Titles,

Hennepin County, Minnesota, but only if such assignment specifically gives the assignee the right to enforce this Declaration.  Mere purchase of the Premises or any of the Other Property shall confer no right to enforce the provisions hereof.  Further, such conditions, covenants, restrictions and reservations shall operate as covenants passing with the title to said Premises, and are as follows:

ARTICLE I.  DEFINITION OF TERMS.  The following terms and words as used in the context herein shall be defined as follows:

(a)           Building Site shall mean any lot, or portion thereof, or two or more contiguous lots, or portions thereof, or a parcel of land upon which an industrial or commercial building or buildings and appurtenant structures may be erected in conformance with the requirements of this Declaration.

(b)           Declarer shall mean Rauenhorst Corporation, its successors and assigns.

(c)           Improvements shall mean and include all construction necessary to erect a building and other improvements or the Premises for a use permitted by the zoning ordinances of the City of Minnetonka, and shall include the building, parking areas, loading areas, driveways, sidewalks, fences, lawns, landscaping and lighting.

(d)           Owner shall mean the party or parties, their heirs, successors or assigns who are in title or claim title to any part or parcel of the Premises.

(e)           Street shall mean a right-of-way dedicated to the public or in respect to which an easement has been granted to the public.

ARTICLE II.  PERMITTED USES AND PERFORMANCE STANDARDS.

(a)           No noxious or offensive trades, services or activities shall be conducted on the Premises, nor shall anything be done thereon which may be or become an annoyance or nuisance to Declarer by reason at unsightliness or excessive emission of odors, fumes, smoke, vibration, dirt, dust, glare, waste or noise.

(b)           Without otherwise limiting the provisions of paragraph (a) above, or of any other term or condition of this Declaration, the permitted uses shall be light industrial, offices, research, assembling or processing, jobbing, wholesaling and uses ordinarily incidental to the operation of a permitted principal use.  All uses shall comply with the zoning ordinances of the City of Minnetonka, Minnesota.  Said zoning ordinances shall govern if inconsistent herewith to the extent actually inconsistent.  If not inconsistent herewith, the standards herein contained shall be considered as requirements in addition to said zoning ordinances.  The Premises shall not be used for the following purposes:

Auto salvage yard; used material yard or any type of exposed open sales or storage of materials, or any use which would create an excessive amount of sewage or a quality of sewage which would cause a disposal problem; or for manufacture, storage or sale of explosives or similar dangerous products.

ARTICLE III.  PERFORMANCE STANDARDS.  Declarer, on the basis of the-experience of others, has learned that to set measured minimum or maximum standards for control of noise, vibration, dirt, dust, smoke, odor, glare and waste within an industrial area is difficult if not impossible.  Therefore, in order to protect its interest in the Other Property and to enable Declarer to orderly develop the Other Property, complete architectural and engineering plans for any proposed Improvement to be constructed on the Premises shall be submitted by Owner to Declarer prior to commencement of any development or construction of any Improvement on the Premises.  Such plans shall contain the items and information required by Articles IV, V, VI and VII hereof, and shall contain sufficient engineering data to enable Declarer to determine whether or not the proposed Improvement will operate within “safe limits” of noise, vibration, dirt, dust, smoke, odor, glare and waste.

ARTICLE IV.  OFF-STREET PARKING AND LOADING.

(a)           Adequate off-street parking shall be provided by Owner for customers and employees.

(b)           Off-street loading space shall be provided and such space shall not be part of the area allocated as required for off-street parking space.

(c)           Truck loading and receiving areas shall not be on the street side of any building; provided, however, as applies in the case of other restraints, Declarer reserves the right to review and permit such areas on the street side of any building where the facilities are so screened as to be acceptable to Declarer.

(d)           All off-street parking, driveways and loading areas shall be properly surfaced to control dust and properly graded to assure proper drainage.

(e)           No parking shall be permitted on a side yard abutting a dedicated public street without the written approval of Declarer.

(f)            From and after the date a building is constructed on a Building Site, Owner or Owners of such Building Site shall maintain adequate on-site parking spaces and loading facilities to serve the needs of each such Building Site, taking into account the building or buildings located or to be located thereon, and the use made or to be made thereof, and shall keep such parking areas, driveways and loading areas surfaced with asphalt or concrete and properly kept and maintained at all times.

(g)           No on-street parking or loading will be permitted.

ARTICLE V.  LANDSCAPING, OUTSIDE STORAGE AND MAINTENANCE.

(a)           Sites occupied by a building shall be landscaped in accordance with a plan approved by Declarer.  Such landscaping shall include sodding, planting of trees, shrubs and other customary landscape treatment, and, if required by Declarer, an underground sprinkling system.

(b)           The landscape development, having once been installed in accordance with an approved plan, shall be kept and maintained in a neat and adequate condition, which shall include lawns mowed, edges trimmed, and trees and shrubs kept in good condition and appearance.

(c)           The approved plan for landscaping a Building Site may not be altered substantially without submitting a revised plan to Declarer for approval.

(d)           The Premises shall at all times be kept free from debris, paper, excessive leaves, branches and trash of all kinds.

(e)           Outside storage of materials, equipment and products shall be prohibited except as approved by Declarer.

(f)            Nothing shall be done on any Building Site that interferes with the natural drainage of surface waters.

ARTICLE VI.  SIGNS – ADVERTISING SPACE.  Declarer recognizes there is need for signs advertising the identity of Owner and the business conducted on the Premises.  It is further recognized that acceptable standards for such signs may change from time to time.  In order to allow for such change, all requests for signs to be located on the Premises shall be submitted to Declarer for approval.  Declarer shall consider any such application in light of the Criteria Standards set forth herein and other appropriate data, and shall either approve the proposed signs as submitted or require that the proposal be altered so that any signs constructed in connection therewith shall be such as to fulfill the said criteria Standards.  In the event Declarer does not disapprove any such sign proposals within thirty (30) days after submission, said approval shall be deemed to have been given; provided, however, that no sign located an the Premises subject hereto shall:

(a)           Be what is known as an advertising sign advertising businesses or products other than those sold, manufactured or warehoused on the Premises on which the sign is located.

(b)           Have in use any flashing, pulsating or rotating light or lights.

(c)           Be located on a rooftop.

(d)           Violate any ordinances of the City of Minnetonka.

ARTICLE VII.  PLANS AND BUILDINGS.

(a)           No improvements shall be erected, placed or altered on the Premises until the building or other alteration plans, specifications, including front elevations and/or architect’s rendering, and a site plan showing the location of such Improvement on the Premises, including parking, loading and landscape plans, have been submitted to and approved, in writing, by Declarer as to conformity and harmony with existing and planned structures on the Other Property, and as to location of the Improvements on the Building Site, giving due regard to the anticipated use thereof as may affect adjoining structures, use and operations, and as to location of the Improvements with respect to topography, grade and finished ground elevation, and as to fulfilling the purposes and Criteria Standards herein contained; provided, however, that Declarer shall not be liable to anyone in damages or otherwise who has submitted plans for approval or to anyone by reason of mistake in judgment, negligence or nonfeasance of itself, its agents or employees, arising out of or in connection with the approval or disapproval of any such plans or any action or inaction in connection with this Declaration.  Likewise, any person, firm or corporation that submits plans to Declarer for approval, or becomes an Owner, agrees not to bring any action or suit to recover any damages or other relief against Declarer.  Declarer shall not unreasonably withhold approval of any plans submitted pursuant hereto; provided, however, that failure to meet the Criteria Standards or the standards contained herein shall be grounds for Declarer’s reasonable disapproval of any such plans.  Failure of Declarer to disapprove any plans within thirty (30) days after submission of said plans to it shall be deemed to be approved thereof.  All construction work shall, upon approval of plans by Declarer, be carried on with dispatch, and upon completion thereof the site shall be landscaped promptly.

(b)           All improvements shall be constructed in conformity with the existing building codes of the City of Minnetonka.

(c)           All building plans shall be prepared by an architect duly licensed under the then existing registration laws of the State of Minnesota.

(d)           Any building erected on the Premises shall be of concrete masonry construction, its equivalent or better.  The architectural treatment on the sides of buildings facing a street shall be one or more of the following:

(1)           Face brick.

(2)           Architectural pre-cast concrete panel.

(3)           Pre-finished curtain wall construction in conjunction with face brick.

(4)           Other materials when approved by Declarer in writing.

(5)           All buildings shall be constructed so as to screen all electrical and mechanical equipment on the roof or to secure all such equipment mounted at ground level by screening approved by Declarer.

(6)           All exterior lighting fixtures and standards shall be provided by Owner and shall comply with the overall lighting plan of Declarer and shall be subject to approval by Declarer.

ARTICLE VIII.  UNDERGROUND ELECTRICAL FACILITIES.  No building or structure located on the Premises shall be served by other than underground electric and telephone distribution facilities.  Poles, wires or other aboveground electric or telephone distribution facilities may be temporarily installed during construction of buildings or structures, in emergencies or during construction or repair of the underground system.  For the protection of underground cables and facilities, the grade or contour of the land above and adjacent to said facilities shall not hereafter be substantially increased, decreased or otherwise changed or altered without the written consent of the utility company providing such service.

ARTICLE IX.  EASEMENTS.  Declarer reserves, for itself, its successors and assigns, a permanent easement over, upon, under and across the easements as shown on the plat of said Premises for the carrying of utilities, water or sewage and the maintenance of such facilities, and Declarer is hereby given the power and authority to execute deeds or other necessary documents releasing or conveying any such rights that it may deem advisable or necessary.

ARTICLE X.  ENFORCEMENT.

(a)           Whenever approval of Declarer is required, Declarer shall take action within thirty (30) days after receipt of the request and all plans, specifications or other documents required to be submitted for approval.  If not approved, specified written objections shall be mailed or delivered to the applicant within thirty (30) days, otherwise the request shall be deemed to have been granted.  All requests for approval or applications for variance of the within conditions shall be submitted, in writing, by certified mail to Declarer at 2200 Northwestern Financial Center, 7900 Xerxes Avenue South, Minneapolis, Minnesota 55431, Attention: Legal Division.

(b)           Each of the conditions, covenants, restrictions and reservations contained herein shall continue and inure to the benefit of Declarer, and its assigns (as limited herein), for a period of twenty (20) years from the date of filing for record, and shall be automatically extended in their entirety for successive periods of ten (10) years unless Declarer executes, acknowledges and files for record an appropriate instrument, in writing, terminating and releasing the requirements of this Declaration.

(c)           The standards set forth herein shall be enforceable by Declarer, and its assigns (as limited herein), for the maximum period allowed by law and shall be enforceable by:

(1)           Injunctive relief, prohibitive or mandatory, to prevent breach of or to enforce performance or observance of these standards and requirements; or

(2)           Money judgment for damages by reason of the breach of these standards; or

(3)           Both (1) and (2) above.

(d)           Failure of Declarer to enforce any provisions of the standards and requirements contained herein upon the violation thereof shall in no event be deemed to be a waiver of the rights to do so as to any subsequent violation.

(e)           Declarer may grant variances from the strict application of the provisions of these standards and requirements in cases where, by reason of extraordinary and exceptional conditions of any site or circumstances, strict application of any standard would result in peculiar and practical difficulties or exceptional or undue hardship upon the owner of any Building Site, or where otherwise deemed appropriate by Declarer.

(f)            Invalidation of any of the provisions of these standards and requirements, whether by Court Order or otherwise, shall in no way affect any of the other provisions which shall remain in full force and effect.

IN TESTIMONY WHEREOF, Declarer has caused these presents to be executed the day and year first above written.

RAUENHORST CORPORATION (Declarer)

By:	/s/ Gene Haugland
Its: President - Real Estate Division

And:	/s/ Robert C. Perkins
Its: Assistant Secretary

STATE OF MINNESOTA	)
) ss.
COUNTY OF HENNEPIN	)

The foregoing instrument was acknowledged before me this 8th day of April, 1982, by Gene Haugland, President - Real Estate Division, and by Robert C. Perkins, Assistant Secretary, of Rauenhorst Corporation, a Minnesota corporation, on behalf of the corporation.

/s/ Irene V. Anderson
Notary Public

INSTRUMENT PREPARED BY:

JAMES L. TUCKER

2200 Northwestern Financial Center

7900 Xerxes Avenue South

Minneapolis, Minnesota 55431

EXHIBIT “A”

to

DECLARATION

OF INDUSTRIAL STANDARDS

AND

PROTECTIVE COVENANTS

The parcel of land situated in the City of Minnetonka, County of Hennepin, State of Minnesota, sometimes referred to in the attached Declaration of Industrial Standards and Protective Covenants as the “Premises,” is described as follows, to-wit:

That part of Lot 3, Block 14, Opus 2 Fourth Addition, according to the recorded plat thereof, lying Northerly of the following described line: Beginning at a point on that particular West line of said Lot 3 having a record dimension of 755.05 feet, distant 725.05 feet Southerly from the Northwest corner of said Lot 3; thence Easterly, parallel with the North line of said Lot 3, a distance of 460.46 feet to the Easterly line of said Lot 3 and there terminating; EXCEPT the South 0.48 feet of the above described property.

A-1